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Exhibit 99.1

April 18, 2008

Dear Fellow Celsion Shareholder,

        In twelve short months, your company has completed its transformation from a medical device manufacturer to a drug development company. We are now focusing all of our attention on our promising tumor targeting technology and our leading oncology drug candidate, ThermoDox®.

A Year's Worth of Accomplishment

        2007 was a year not only of transformation, but of results. Our dedication to and focus on execution was rewarded with the Federal Food and Drug Administration's (FDA) agreement with our pivotal Phase III liver cancer trial submitted under Special Protocol Assessment (SPA) guidance. Additionally, we received a supportive written response from the FDA to our proposal for a registrational Phase II study, which, pending the results may be considered as the basis to support approval of ThermoDox® as a treatment for Recurrent Chest Wall cancer (RCW).

        To better understand our path for the future, it is worthwhile to understand how far we have come this past year and the number of critical milestones we have achieved. During the first half of the year we believe we made great strides in mitigating risks inherent to our business; during the second half we focused on execution.

  Risk Management:

        Financial

  •
  We reduced our spending and built a 30 month spending outlook that gives us confidence that we can bring ThermoDox® through a pivotal program to a point where we have sufficient data to support a New Drug Application.

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  We purchased Intellectual Property Insurance to cover our exposure to the remote potential of intellectual property litigation that could reduce our cash payment from Boston Scientific.

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  We established a $6.5 million line of credit, which will be available to us, subject to certain conditions, if our cash position falls below a specified level. While we may not re-borrow amounts that we borrow and pay back under this line of credit, the availability of this line of credit may help us take advantage of a future opportunity to accelerate our clinical program.

        ThermoDox® Development

  •
  We have aggressively pursued RCW on a parallel path to our primary liver program to ensure that we have at least two paths to bring ThermoDox® through the clinical and regulatory pathway.

  •
  We met with the FDA to review our chemistry, manufacturing, and controls (CMC) brief to ensure that the agency was in agreement with our process, specifications, methods, and stability programs and that our quality was sufficient to support Phase III trails and eventual commercial production.

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  We focused our research only on two narrow indications, both of which provide a clear, uncomplicated regulatory pathway.

        Talent

  •
  We staffed the company and developed those competencies that we believed were necessary for success.

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  We added individuals in Clinical Operations, Quality and Regulatory affairs with experience and demonstrated capability in drug development.

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  We implemented a compensation program that rewards results, motivates high performance and aligns the interests of our employees with the interests of our shareholders.

  Execution:

        Phase I Primary Liver Program

  •
  We completed our Phase I HCC (heptocellular carcinoma) dosing escalation study and we are working with our principal investigators at National Cancer Institute and Queen Mary Hospital to present our results for publication and at international medical conferences.

        Elimination of Barriers to Enrollment in our RCW Study

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  We worked with Duke University Medical Center to advertise and remove barriers to enrollment in our RCW study, the goal of which is to ensure that we have a safe and, we believe, therapeutic dose for use in our pivotal study.

        A Successful SPA Submission

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  We worked around the clock when necessary to bring our SPA submission for primary liver cancer to a successful close. Concurrently, we completed all of the ground work necessary to initiate our trial literally within weeks of FDA agreement.

        Pivotal Phase II RCW

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  We successfully presented the FDA with an argument that an open Phase II study, with an objective complete response as the primary end point, could be the basis for the approval of ThermoDox® to treat this disease. Approval, of course, would depend on demonstrating that ThermoDox is effective for a significant percentage of patients treated.

        Our Technology as a Platform

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  We have established our heat sensitive Liposomal technology as a platform, capable of delivering high concentrations of more than just doxorubicin. Celsion, through its research agreements, has developed formulations that include Docetaxel and carboplatin. In the case of Docetaxel, our initial testing demonstrates a stable formulation and superior efficacy to free Docetaxel in small animal xenograph studies.

        The NASDAQ

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  We have moved our Common Stock listing to the NASDAQ Stock Exchange to provide our shareholders with the advantages of the electronic market and to encourage new investors who limit their portfolios to NASDAQ and NYSE listed companies.

        Repurchase of Shares Held by Boston Scientific Corporation (Boston Scientific)

  •
  We took advantage of an opportunity to repurchase 657,000 shares held by Boston Scientific, at a price that we thought to be a bargain, reducing pressure on share price, and freeing Celsion from its obligation to provide a right of first offer to Boston Scientific in the event of future licensing opportunities.

Positioned for Rapid Start Up and Completion of Our Pivotal Programs

        On January 18, 2008 we were delighted to announce that the FDA had agreed with our pivotal study submission. It took three and a half submissions and almost nine months, but the effort was worth it. We believe that we have agreement on a quality study that we can stand behind and will show definitively whether ThermoDox® can be an effective treatment for HCC. Along with the FDA's agreement with our pivotal Phase II RCW study proposal, we now count ourselves among the few applicants who have an agreed SPA study and a supportive response from the FDA on a second clinical pathway to approval in a second indication.

        Concurrently with our submissions we have diligently organized and prepared for success. Our Phase III trial is up and running in two sites, with 38 additional sites in progress. Our goal is to enroll this 600 patient trial within 18 months and to reach our endpoint 14 to 16 months thereafter.

        Our efforts to accelerate enrollment in the Phase I RCW study have paid benefits. We have 14 patients now in the study and trials at the 40 mg cohort are nearing completion. Assuming that the safe dose is established in the next cohort, we expect to complete the Phase I program in the third quarter of this year. We are preparing for the start of the Phase II study as soon as possible thereafter.

Demonstrating Depth and Breadth of Our Heat Sensitive Liposomal Technology Platform

        Confirming studies in mice were completed demonstrating that our heat sensitive Liposomal formulation of Docetaxel has a statistically significant superior anti-tumor effect when compared to the free form and traditional Liposomal formulations. We have also confirmed that the formulation is stable and reproducible.

        We have begun transferring the formulation technology to our laboratory to further optimize it for manufacturing and we will begin a second round of preclinical studies and toxicology work in the second half of 2008. Our goal is to have data sufficient to file an Investigational New Drug Application (IND) in 2009.

        Our Active Tumor Targeting program, based on a six amino acid peptide that has affinity for EGF receptors, continues to progress. Our immediate focus is on formulation; combining the ligand with our unique liposomal structure. We have an exclusive option to acquire this technology and have filed U.S. and international patents giving us a broad set of claims should we exercise our option to acquire.

        The goal with all of this work is to demonstrate, through feasibility, the potential of our platform, its depth and breadth. We cannot let our development work distract us from our primary mission: bringing ThermoDox® through our clinical trials.

Dr. Kris Venkat

        It is with deep regret we must inform you of the passing of our dear colleague and Celsion Board Member, Dr. Kris Venkat, who passed away suddenly while attending the IHPBA conference with members of Celsion's senior staff. Kris was a true friend to Celsion, its employees and shareholders. He cared deeply for our technology, our focus, and the good that we may bring to mankind. We will miss his thoughtful guidance, pleasant debate, and eternal optimism. His genuine belief in Celsion's mission will be with us always.

Our Employees

        We would like to conclude by saying that our successes to date are a tribute to the men and women at Celsion. Their hard work, professional knowledge, and commitment have been inspirational. It is because of them our optimism for the future is so great.

Please Join Us on May 21

        We look forward to seeing you at the Annual Meeting of Shareholders and the opportunity to share with you our vision for the future and to answer your questions. The meeting will be held at 10 A.M., local time, on May 21, 2008 at the Intercontinental Hotel, located at 550 Light St., Baltimore, MD 21202.

        Enclosed for your review are a number of important items, including a notice of the Annual Meeting, our proxy statement, and our Annual Report on Form 10-K.

        In the meantime we thank you for your continued support and commitment to Celsion.

Sincerely,

Max Link, PhD. Chairman of the Board of Directors	Michael H. Tardugno President, Chief Executive Officer and Director

Forward-Looking Statements

        Certain of the statements contained in this letter are forward-looking and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and other aspects of our present and future business operations and similar matters that also constitute such forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, strategic partners, potential strategic partners, competitors and regulatory authorities, as well as those listed under "Risk Factors" and elsewhere in Celsion Corporation's Annual Report on Form 10-K for the year ended December 31, 2007 (the "Annual Report"). In some cases, you can identify forward-looking statements by terminology such as "expect", "anticipate", "estimate", "plan", "believe" and words of similar import regarding the Company's expectations. Forward-looking statements are only predictions. Actual events or results may differ materially. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our industry, business and operations, we cannot guarantee that actual results will not differ materially from our expectations. In evaluating such forward-looking statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" in the Annual Report. The discussion of risks and uncertainties set forth in the Annual Report is not necessarily a complete or exhaustive list of all risks facing the Company at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment and our business is in a state of evolution. Therefore, it is likely that new risks will emerge, and that the nature and elements of existing risks will change, over time. It is not possible for management to predict all such risk factors or changes therein, or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors, or new or altered factors, may cause results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to revise or update any forward-looking statement that may be made from time to time by us or on our behalf.

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  Exhibit 99.1